Exhibit 4.25

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of April 1, 2019 (the “Effective Date”) by and between ERYTECH Pharma, Inc., (the “Company”), and Gil Beyen (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

R E C I T A L S

WHEREAS, Executive currently serves as Chief Executive Officer and a member of the Board of Directors of ERYTECH Pharma S.A. (the “Parent”), of which the Company is a wholly owned subsidiary and Executive serves as President of the Company; WHEREAS, the Company desires to continue to employ Executive as its President, and for so long as he will be the Chief Executive Officer of Parent, and to enter into an agreement embodying the terms of such employment with the Company; and WHEREAS, Executive desires to accept such continued employment and enter into such an agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.Duties and Scope of Employment.

(a)Positions and Duties.  As of the Effective Date, Executive will serve as President of the Company, in addition to his role as Chief Executive Officer and a member of the Board of Directors of the Parent.  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive's position within the Company, as shall reasonably be assigned to Executive by the Board of Directors of the Parent (the “Board”).

(b)The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(c)Obligations.  During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company and its Parent (together “the Group”).  For the duration of the Employment Term, with the express exception of employment with the Parent, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. For the purposes of clarity, the following activities of the Executive which were disclosed in the Parent’s 2018 Document de Référence 2018, including its 2018 Annual Financial Report, are considered approved by the Board: manager (gérant) of Gil Beyen BVBA; manager (gérant) of AXXIS V&C BVBA; a member of the board of directors of Novadip Biosciences S.A.; and a member of the board of directors of Waterleau Group NV.

(d)Location.  Unless otherwise approved by the Board, the Executive shall perform services in accordance with the Group’s business needs between the Company’s offices in the greater Boston, Massachusetts (USA) area and the Parent’s offices in Lyon, France.  Unless otherwise approved by the Board, Executive will spend approximately 70% of his working time present at Company’s offices in the greater Boston, Massachusetts (USA) area and will spend approximately 30% of his working time present at the

1

Parent’s offices in Lyon, France, provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business.

(e)Contingent Matters.  Employee’s employment is contingent upon certain criteria that need to be addressed prior to or immediately following Employee’s actual effective date employment with the Company.  While some of these matters may have already been addressed, the contingency items include:

i.	Completion of the Form I-9 and copies of all required documentation to be delivered on your actual effective date of employment.
ii.	Completion of all necessary new employee hire documentation, including but not limited to employee application and appropriate wage tax forms (i.e., Form W-4).
iii.	Compliance with requirements of the United States Citizenship and Immigration Services, the United States Department of Labor, and any other federal and other state governmental agency.
iv.	Executing and delivering to the Company a signed copy of the Employee Confidential Information and Invention Assignment Agreement attached hereto as Exhibit A.

2.At-Will Employment.  Subject to Sections 7, 8, and 9 below, the parties agree that Executive's employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason.  Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3.Compensation.

(a)Base Salary.  During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at a rate of $28,441.33 per month, as modified from time to time at the discretion of the Board (the “Base Salary”).  The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding).  Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement.  The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)Annual Bonus.  Executive will also be eligible to earn an annual discretionary bonus with a target amount equal to 50% of the Base Salary.  The amount of this bonus, if any, that Executive earns will be determined in the sole discretion of the Board and based on performance objectives established by the Board.  If Executive’s services cease during the year other than for Cause, Executive will be eligible to receive a bonus for such year, based on the extent to which the performance objectives for such year are met, as determined in the sole discretion of the Board, and pro-rated for the period of the year in which Executive remained employed as President of the Company. No bonus is guaranteed for any year, including a year in which Executive’s services cease, and no bonus is earned or vested unless and until it is paid.  The Company will pay Executive the bonus, if any, for a calendar year on or before July 15th of the following calendar year, subject to the approval at the next annual general meeting of shareholders of the Parent following the determination of achievement of the bonus. The bonus will be paid in one lump sum cash payment or in such other form as approved by the Board and agreed to by Executive.

(c)Relocation and Temporary Living Reimbursement.  During the Employment Term, the Company will reimburse Executive for: (i) reasonable moving expenses incurred by Executive and Executive’s family during their relocation from France to the Boston, Massachusetts (USA) area, and (ii) reasonable temporary housing, travel and related expenses to be mutually agreed to by the Company and Executive.  The total of all such reimbursements provided to Executive under this Section 3(c) shall not exceed €35.000 (or such equivalent amount in U.S. dollars as calculated by the Company) and must be incurred on or before September 30, 2019.  Reimbursements paid by the Company will be considered taxable income to Executive to the extent required by applicable law.  Any reimbursements will be paid to Executive within thirty (30) days after the date Executive submits receipts for the expenses, provided Executive submits those receipts within forty-five (45) days after incurring the expense, and are subject to the provisions of Section 25 of this Agreement.

4.Employee Benefits.  During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, flexible-spending account plans and 401(k) plan.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time, provided that, subject to applicable laws and regulations, the Company shall provide Executive with participation in a 401(k) plan with a 3% matching Company contribution, and shall pay a portion of Executive’s insurance premiums at levels approved by the Board.

5.Business Expenses.  During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time and Section 25 of this Agreement.

6.Termination on Death or Disability.

(a)Effectiveness.  Executive’s employment will terminate automatically upon Executive’s Death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability.

(b)Effect of Termination.  Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”), at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed (such amount in (i) through (iii), the “Accrued Benefits”) and  no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

7.Termination for Cause; Resignation.

(a)Effectiveness.  Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from Executive’s employment with the Company at any time with or without Good Reason.  Termination for Cause or Executive’s resignation without Good Reason shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties.  Executive’s resignation for Good Reason shall be effective upon the date of Executive’s timely resignation following expiration of the Cure Period, pursuant to Section 10(d) below, unless otherwise agreed by the Parties. In the event that the Company accelerates the effective date of a resignation, such acceleration shall not be construed as a termination of Executive’s employment by the Company or deemed Good Reason for such resignation.

(b)Effect of Termination.  In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation with or without Good Reason (other than Executive’s resignation for Good Reason in connection with a Change in Control as described in Section 9(b)), Executive shall be entitled to receive the Accrued Benefits, and no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

8.Involuntary Termination Without Cause; Termination in Connection with Change of Control.

(a)Effect of Termination without Cause.  The Company shall be entitled to terminate Executive without Cause at any time.  If Executive is terminated by the Company without Cause (excluding any termination due to death or Disability), then, subject to the requirements of Section 9(d) and the limitations of Sections 25 below, Executive shall be entitled to receive: (A) the Accrued Benefits; (B) a lump sum severance payment equal to twelve (12) times Executive’s Average Monthly Compensation, contingent on the Performance Conditions being met as described below in Section 9(c) (the “Severance Payment”); (C) any pro-rated Annual Bonus as approved by the Board, subject to the limitations of Section 3(b).  Other than as specified in this Section 9(a), no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.  “Average Monthly Compensation” means the total Base Salary paid to Executive during the twelve (12) months prior to termination plus the bonus(es), if any, paid to Executive for the last annual period ending prior to the termination date, divided by twelve (12).  The Severance Payment shall be paid in a lump sum cash payment as soon as practicable following the effectiveness of the Release and the Board’s certification of the achievement of the Performance Conditions, but in no event later than March 15 of the calendar year following the calendar year in which Executive’s termination occurred.

(b)Effect of Termination in Connection with a Change in Control.  If Executive is either (1) terminated by the Company (or its successor or parent entity) without Cause (excluding any termination due to death or Disability) or (2) resigns for Good Reason, and in either case of (1) or (2), that occurs upon or within twelve (12) months following a Change of Control (as defined below), then, subject to the requirements of Section 9(d) and limitations of Section 25 below, Executive shall be entitled to receive the same benefits set forth in Section 9(a) above.  For avoidance of doubt, in no event shall Executive receive benefits under both Section 9(a) and Section 9(b).

(c)Any Severance Payment contemplated by Section 9(a) or 9(b) above is conditional on both of the following (the “Performance Conditions”):

(i)the Company’s spending and/or cash burn is within the budget forecasted and allocated by the Board;

(ii) at least one of the following conditions is satisfied: (x) the Company or the Parent has at least one collaboration or license agreement in progress; or (y) the Company or the Parent has at least one product in the active clinical development phase.

Whether the Performance Conditions are achieved shall be determined in the sole discretion of the Board (or authorized committee thereof) and measured as of the date of Executive’s termination.

(d)Release.  Any Severance Payment is conditioned on Executive: (x) continuing to comply with the terms of this Agreement and the Employee Confidential Information And Invention Assignment Agreement with the Company and any similar agreement with the Parent; and (y) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including nondisparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”).  If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Section 9 or elsewhere in this Agreement, with the express exception of any Accrued Benefits which shall not be forfeited.  Notwithstanding the foregoing, this Section 9(d) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

9.Definitions.

(a)Cause.  For purposes of this Agreement, “Cause” shall mean: (i) Executive’s continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable within the discretion of the Board, is not cured to the reasonable satisfaction of the Board within thirty (30) days after receipt of written notice from the Board of such failure; (ii) the Executive’s willful misconduct or gross negligence in the performance of Executive’s obligations under this Agreement; (iii) Executive’s failure or refusal to comply with the policies, standards and regulations established by the Company or Parent from time to time which failure, if curable in the discretion of the Board, is not cured to the reasonable satisfaction of the Board within thirty (30) days after receipt of written notice of such failure from the Board; (iv) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company and/or Parent; (v) the Executive’s violation of a state, federal or international law or regulation applicable to the Group’s business; (vi) the Executive’s violation of, or a plea of nolo contendre or guilty to, a felony under the laws of France, the United States or any U.S. state or any applicable foreign country; (vii) the Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below); (viii) the Executive’s inability to comply with requirements of the United States Citizenship and Immigration Services; or (ix) the severe financial distress of Company or Parent, whereby either the Parent or Company is in the process of winding down its business and Executive’s employment is terminated in connection with such winding down.

(b) Change of Control.  For purposes of this Agreement, “Change of Control” shall mean: (i) a change in the ownership of the Parent which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Parent that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Parent, except that any change in the ownership of the stock of the Parent as a result of a private financing of the Parent that is approved by the Board will not be considered a Change of Control; or (ii) a change in the ownership of a substantial portion of the Parent’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Parent immediately prior to such acquisition or acquisitions.  For purposes of this subsection (ii), gross fair market value means the value of the assets of the Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  For purposes of this Section 10(b), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Parent.  Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)Disability.  For purposes of this Agreement, Executive shall be deemed to have a “Disability” if Executive has a disability that qualifies the Executive for benefits under the Company’s disability policies, and, in the absence of such policies, Executive shall be deemed to have a “Disability” if a medical doctor (selected by the mutual consent of Executive and the Company) certifies that Executive has for one hundred twenty (120) consecutive days or one hundred eighty (180) non-consecutive days in any twelve (12) month period been disabled in a manner which has rendered Executive unable to perform the essential functions of Executive’s job duties with or without reasonable accommodation.  Executive will cooperate in submitting to a medical examination for the purpose of certifying disability under this Section 9(c) if requested by the Company.  Company will consider making reasonable accommodations to Executive’s disability in accordance with applicable laws where required; nothing in this Agreement is intended to violate or supersede the definitions and/or requirements of the Americans with Disabilities Act.

(d)Good Reason.  For purposes of this Agreement, “Good Reason” for Executive’s resignation means that one or more of the following are undertaken by the Company or its acquirer or by one of its subsidiaries, as applicable (the “Post-CIC Company”) without Executive’s express written consent: (i) a material reduction in Executive’s Base Salary from the Base Salary in effect prior to the Change in Control; or (ii) a material reduction in Executive’s responsibilities; provided that in each case of (i) or (ii), in order for Executive’s resignation to be deemed to have been for Good Reason, Executive must first give the Post-CIC Company written notice of the action or omission giving rise to “Good Reason” within 30 days after the first occurrence thereof; the Post-CIC Company must fail to reasonably cure such action or omission within 30 days after receipt of such notice (the “Cure Period”), and the Executive’s resignation must be effective not later than 60 days after the expiration of such Cure Period.

10.	Company Matters.

(a)Proprietary Information and Inventions.  In connection with Executive’s employment with the Company, Executive will receive and have access to Company confidential information and trade secrets.  Accordingly, enclosed with this Agreement is an Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations.  Executive agrees to review the Confidential Information Agreement and only sign it after careful consideration.

(b)Ventures.  If, during Executive’s employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party).  Except as  approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c)Resignation on Termination.  On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Group or any affiliate, unless otherwise agreed in writing by the Parties.

(d)Notification of New Employer.  In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidential Information Agreement.

11.Arbitration.  To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidential Information Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Boston, Massachusetts by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to you upon request. A hard copy of the rules will be provided to Executive upon request.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding.  Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  Executive and the Company shall equally share all JAMS’ arbitration fees.  Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event you intend to bring multiple claims, including a sexual harassment claim, the sexual harassment may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

12.Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13.Notices.  All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered via e-mail, personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto.  All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer or e-mail. Notices sent via e-mail under this Section shall be sent to either the e-mail address in this Agreement, or for e-mails sent by the Company to Executive, to the last e-mail address on file with the Company.

14.Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15.Integration.  This Agreement, together with the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16.Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes and the Company may withhold from any amounts payable under this Agreement for such withholding taxes as it determines may be applicable.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.

17.Waiver.  No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver.  The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof.  No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

18.Governing Law.  This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).

19.Acknowledgment.  Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20.Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

21.Effect of Headings.  The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

22.Construction of Agreement.  This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

23.Parachute Payments. If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (a “280G Payment”) would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the

Code (the “Excise Tax”), then any such 280G Payment (a "Payment") shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(a)Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(b)If Executive receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

24.Section 409A.

All benefits under this Agreement are intended to qualify for an exemption from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly.

Notwithstanding anything to the contrary set forth herein, severance benefits shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Executive without causing the Executive to incur adverse tax consequences under Section 409A.

It is intended that each installment of the severance benefit payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the severance benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that the severance benefits constitute “deferred compensation” under Section 409A and the Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Executive’s Separation From Service, or (ii) the date of the Executive’s death.

None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release.  If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the Executive’s taxable year following the Executive’s taxable year in which Executive's Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance, any earlier than the first day of the taxable year following the taxable year in which the Separation From Service occurred.  Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

To the extent that any reimbursements payable to Executive under this Agreement are subject to the provisions of Section 409A: (a) to be eligible to obtain reimbursement for such expenses, Executive must submit expense reports within forty-five (45) days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this agreement will not be subject to liquidation or exchange for another benefit.

The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”

ERYTECH Pharma, Inc.

By:__/s/ Eric Soyer__________________________________

Name:	Eric Soyer

Date: October 1st, 2019

Title:	Treasurer, Secretary and Director
Address:	One Main Street, Suite 1150

Cambridge, Massachusetts 02142 USA

Attn: Chief Financial Officer

Email: eric.soyer@erytech.com

“EXECUTIVE”

GIL BEYEN

/s/ Gil Beyen

Gil Beyen

Date: September 16, 2019

Address:

Email: ________________________________

Enclosures

Duplicate Executive Employment Agreement

Employee Confidential Information and Inventions Assignment Agreement

ERYTECH PHARMA S.A. and ERYTECH PHARMA, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by ERYTECH Pharma S.A., its subsidiaries including ERYTECH Pharma, Inc., parents, affiliates, successors and assigns (together, the “Company”), and the compensation paid to me now and during my employment with Company, and the Company’s agreement to provide me with access to its Confidential Information (as defined below), I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1.Confidential Information Protections.

1.1Recognition of Company’s Rights; Nondisclosure.  I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information.  I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information will be the sole and exclusive property of Company and its assigns.  I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2Confidential Information.  The term “Confidential Information” means any and all confidential knowledge, data or information of Company.  By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me.  Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement will limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local

Exhibit 4.25

agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.3Third Party Information.  I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information or unless expressly authorized by an officer of Company in writing.

1.4Term of Nondisclosure Restrictions.  I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.  If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5No Improper Use of Information of Prior Employers and Others.  During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.Assignments of Inventions.

2.1Definitions.  As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2Excluded Inventions and Other Inventions.  Attached hereto as Exhibit A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment by Company, (b) that may relate to Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company (“Excluded Inventions”).  If no such list is attached, I represent and agree that it is because I have no Excluded Inventions.  For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions.  I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing.  Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions.  To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3Assignment of Company Inventions.  Inventions assigned to Company or to a third party as

13

directed by Company pursuant to Section 2.6 are referred to in this Agreement as “Company Inventions.”  Subject to Section 2.4 and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.  To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions.  Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights.  To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights.  I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4Unassigned or Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Confidential Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.5Obligation to Keep Company Informed.  During the period of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others.  At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief.  Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6Government or Third Party.  I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7Ownership of Work Product.

(a)I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b)I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8Enforcement of Intellectual Property Rights and Assistance.  I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company.  My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will

Employee Confidential Information and Inventions Assignment Agreement

continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance.  In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9Incorporation of Software Code.  I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.Duty of Loyalty During Employment.  I agree that during the period of my employment by Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers.  Except as modified by Section 10.3 below, I agree that during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee,  consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

5.3hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three months to research, develop, market, sell, perform or provide Conflicting Services;

5.4solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.5solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to  purchase or contract for any Conflicting Services; or

5.6perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one year period prior to my contact with such person or entity as described in Sections 5.4, 5.5 or 5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process

Employee Confidential Information and Inventions Assignment Agreement

with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6.Non-Compete Provision.

6.1Except as modified by Section 10.3 below, unless I am classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. 201-219, I agree that during the period of my employment and for the one year period after the termination of my employment relationship with the Company due to voluntary termination by me or involuntary termination by the Company for Cause (defined below), I will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate myself with, any business whose business, products or operations are in any respect involved in Conflicting Services (defined below) anywhere in the Restricted Territory (defined below).  Should I obtain other employment during my employment with the Company or within 12 months immediately following the termination of my relationship with the Company, I agree to provide written notification to the Company as to the name and address of my new employer, the position that I expect to hold, and a general description of my duties and responsibilities, at least three business days prior to starting such employment.

6.2The parties further agree that for purposes of this Agreement, “Conflicting Services” means any business in which the Company is engaged, or in which the Company has plans to be engaged, or any service that the Company provides or has plans to provide.

6.3I agree that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which I provided services for the Company or had a material presence or influence, during any time within the last two years prior to the termination of my relationship with the Company.

6.4I agree that for purposes of this Agreement, “Cause” shall mean a termination of my employment by the Company due to my misconduct or failure to meet the Company’s performance expectations.

6.5The Company may elect to enforce the provisions of this Section 6 or waive them at its sole discretion.  If the Company elects to enforce the provisions of this Section, such election may be accomplished by the Company providing me with written notice of its election to enforce: (A) on or before the last day of my employment with the Company pursuant to an involuntary termination by the Company for Cause, or (B) within 2 weeks after the Company’s receipt of written notice from me of my resignation from employment. If the Company elects to enforce the provisions of this Section 6 then the Company must either: (i) accelerate the vesting of my company stock options by 12 months (“Mutually Agreed Upon Consideration”), or, in the event I do not have any Company stock options, (ii) pay me continuing salary payments for one year following termination of my employment at a rate equal to no less than 50% of  the highest annualized base salary paid to me by the Company within the two years prior to the termination of my relationship with the Company (“Garden Leave Payments”).  Notwithstanding anything to the contrary above, the Company may enforce the covenants in this Section 6 without providing the Garden Leave Payments, if applicable, if it determines in good faith that I breached this Section 6 or unlawfully misappropriated the Company’s physical or electronic property.  For avoidance of doubt, the Company’s failure to timely elect to enforce the provisions of this Section 6 shall be construed as its waiver of the provisions of this Section 6.  For further avoidance of doubt, if the Company does not elect to enforce, I am classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. 201-219, or the Company is otherwise prohibited by law or a court from enforcing, the provisions of this Section 6, I will not be subject to the restrictions in this Section 6 nor will I be entitled to any Mutually Agreed Upon Consideration or Garden Leave Payments.

6.6I acknowledge that I have received $1,000 from the Company in exchange for my agreement to the restrictions in this Section 6.

7.Reasonableness of Restrictions.

Employee Confidential Information and Inventions Assignment Agreement

7.1I agree that I have read this entire Agreement and understand it.  I acknowledge that I have the right to consult with counsel prior to signing this Agreement.  I further acknowledge that I will derive significant value from the Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to the Company.  I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for the Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company.  I agree that this Agreement does not prevent me from earning a living or pursuing my career.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3If the court declines to enforce this Agreement in the manner provided in subsection 7.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

8.No Conflicting Agreement or Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.  Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

10.Legal and Equitable Remedies.

10.1I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms.  I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorney’s fees, from me.

10.3In the event Company determines that I have breached a fiduciary duty owed to it or misappropriated the Company’s physical or electronic property, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of 24 months after the termination of my relationship with the Company.

Employee Confidential Information and Inventions Assignment Agreement

11.Notices.  Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.Publication of This Agreement to Subsequent Employer or Business Associates of Employee.

12.1If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.General Provisions.

13.1Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts as such laws are applied to agreements entered into and to be performed entirely within Massachusetts between residents of Massachusetts.  I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.  If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3Successors and Assigns.  This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4Survival.  This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5Employment At-Will.  I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6Waiver.  No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by Company of any right under this Agreement will be construed as a waiver of any other right.  Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7Export.  I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic

Employee Confidential Information and Inventions Assignment Agreement

Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.9Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.10Entire Agreement.  The obligations pursuant to Sections 1 and 2 (except Subsection 2.4 and Subsection 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Signatures to follow on next page]

Employee Confidential Information and Inventions Assignment Agreement

This Agreement will be effective as of April 1st 2019.

EMPLOYEE:

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

/s/ Gil Beyen
(Signature)

Gil Beyen
Name

Date

Email

COMPANY:

Accepted and agreed

ERYTECH Pharma S.A.

By:	/s/ Jean-Paul Kress

	Name:	Jean-Paul Kress
	Title:	Chairman of the Board of Directors

Email:	jeanpaul.kress@gmail.com

ERYTECH Pharma, Inc.

By:	/s/ Eric Soyer

Name:	Eric Soyer
Title:	Treasurer, Secretary and Director
Email:	eric.soyer@erytech.com

Employee Confidential Information and Inventions Assignment Agreement

Signature Page

Exhibit A

Excluded Inventions

TO:	[_______]
FROM:
DATE:

1.	Excluded Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

☐No Excluded Inventions.

☐See below:

☐Additional sheets attached.

2.

Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐Additional sheets attached.

Employee Confidential Information and Inventions Assignment Agreement

Signature Page

209653637 v8